CERTIFICATE OF AMENDMENT
                                       TO
                           FOURTH AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             TRIZEC PROPERTIES, INC.

         TRIZEC PROPERTIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

         FIRST: The name of the Corporation is Trizec Properties, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 25, 1989 (Delaware File No. 2211569) under the name Trizec (USA) Holdings, Inc. The date of filing of its Fourth Amended and Restated Certificate of Incorporation was February 11, 2002;

         SECOND: This Certificate of Amendment sets forth an amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation that was duly adopted by the written consent of the holder of a majority of the outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware;

         THIRD: That Section (A) of Article IV of the Corporation's Fourth Amended and Restated Certificate of Incorporation shall be amended to add the following provision:

    "4.  Adjustment of Number of Issued and Outstanding Shares.
         ------------------------------------------------------

         Without any other action on the part of the Corporation or any other person, immediately prior to the Plan Date (as defined in Section (B)(1.1) of this Article IV) (the "Adjustment Time"), the shares of Common Stock issued and outstanding as of the Adjustment Time (the "Outstanding Common Shares") shall be subdivided, in the event that the Factor Number (as defined below) is greater than one, or combined, in the event that the Factor Number is less than one, into such number of fully paid and nonassessable shares of Common Stock with par value $0.01 (the "Common Shares Adjustment") as calculated by multiplying the total number of Outstanding Common Shares by a fraction (the "Factor Number"), (x) the numerator of which is one plus the total number of all issued and outstanding multiple voting shares and subordinate voting shares of Trizec Hahn Corporation immediately prior to the Common Shares Adjustment, and (y) the denominator of which is the total number of the issued and outstanding shares of the Corporation's common stock held by Trizec Canada Inc., Trizec Hahn Corporation or any of their respective subsidiaries immediately prior to the Common Shares Adjustment. The capital account of the Corporation shall not be increased or decreased by such change. Upon the Common Shares Adjustment, each certificate representing Outstanding Common Shares shall represent such number of shares resulting from multiplying the Factor Number by the number of Outstanding Common Shares represented thereby (in each case, the "New Share Number") and the holder of record of each such old certificate shall be entitled, upon request and surrender of the such old certificate, to receive a new certificate representing a number of shares of Common Stock with par value

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    $0.01 equal to the New Share Number; provided, however, that New Share
    Numbers shall not include fractional shares and each stockholder who would otherwise be entitled to receive a fractional share because of the Common Shares Adjustment (each, a "Fractional Holder") will be entitled to a cash payment by the Corporation in lieu of such fractional share (the "Fractional Payment")."

         IN WITNESS WHEREOF, TRIZEC PROPERTIES, INC., has executed this Certificate of Amendment as of the 29th day of April, 2002.



                                   TRIZEC PROPERTIES, INC.


                                   By:  /s/ Gregory F. Hanson
                                      ------------------------------------
                                   Name:  Gregory F. Hanson
                                   Title: Executive Vice President and Chief
                                          Financial Officer